Exhibit 10.6

FIFTH AMENDMENT TO
AAR CORP. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

WHEREAS, AAR CORP., a Delaware corporation (the “Company”) maintains the AAR CORP. Supplemental Key Employee Retirement Plan as amended and restated effective April 11, 2000 (the “Plan”); and

WHEREAS, the Company amended the Plan effective October 10, 2001, April 10, 2002, October 10, 2002, and December 18, 2002, and now deems it appropriate to further amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended, effective July 1, 2003 as follows:

1.                              Section 4.6(g) is hereby amended to read as follows:

“(g)                           Notwithstanding any provision in the Plan to the contrary, the following provisions shall apply to all amounts credited to each Participant’s Supplemental Salary Deferral Account, his Supplemental Company Account, and his Supplemental Profit Sharing Account (“Accounts”) following the first to occur of:  (i) a drop in the overall credit rating of the Company below S&P BB or Moody’s Ba; (ii) a drop in the Company’s market capitalization below $75 million for five (5) consecutive trading days; (iii) a drop in the aggregate of cash and existing available bank lines of the Company below $35 million; and (iv) receipt of a notice of material adverse change under any of the Company’s then existing debt agreements:

(1)                                During the thirty day period commencing on the date an event described in clause (i), (ii), (iii), or (iv) occurs, the Company, in its sole discretion, may distribute all or any portion of a Participant’s Accounts, including gains and losses credited in accordance with Section 4.5 to the date of distribution, to him in a lump sum as the Company deems appropriate and in the best interest of the Company.

(2)                                No distribution due to the occurrence of an event described in clause (i), (ii), (iii), or (iv) shall be made from and after the thirtieth day following the date of such event.

(3)                                Following the expiration of the thirty day period following the date of an event described in clause (i), (ii), (iii), or (iv), a Participant shall continue to accrue benefits pursuant to Article III if he is an Executive Officer, and make deferrals and receive contributions pursuant to Article IV.

(4)                                The Company shall be entitled to make separate decisions in accordance with clause (1) with respect to the interests of each Participant hereunder.”

2.                                       Section 8.13 shall be added to the Plan to read as follows:

“8.13.                  Tax Savings.  Notwithstanding anything to the contrary contained in the Plan, (i) if the Internal Revenue Service prevails in a claim by it that amounts credited to a Participant’s Accounts, and/or earnings thereon, constitute taxable income to the Participant or his beneficiary for any taxable year of his prior to the taxable year in which such credits and/or earnings are distributed to him or (ii) legal counsel satisfactory to the Company and the applicable Participant or his beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the balance of such Participant’s Accounts, to the extent constituting taxable income, shall be immediately distributed to the Participant or his beneficiary.  For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Company, or a Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.”

IN WITNESS WHEREOF, this Fifth Amendment has been executed on this 25th day of August, 2003.

AAR CORP.

By:	/s/ DAVID P. STORCH
David P. Storch, President